UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED

PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Apollo Multi Sector Income Fund A

Address of Principal Business Office (No. & Street, City, State, Zip Code):

9 West 57th Street

New York, New York 10019

Telephone Number (including area code):

(212) 515-3200

Name and address of agent for service:

Joseph D. Glatt, Esq.

9 West 57th Street

New York, New York 10019

COPIES TO:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES   ☒     NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, in the State of New York on the 3rd day of February, 2016.

Apollo Multi Sector Income Fund A

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Sole Trustee

Attest:

/s/ Lina Jacob
Lina Jacob
Witness